UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-13817	11-2908692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

11615 North Houston Rosslyn
Houston, Texas		77086
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 931-8884

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2006, Boots & Coots Services, Inc. (the “Company”), a subsidiary of Boots & Coots International Well Control, Inc. (the “Parent”), entered into an employment agreement (the “Agreement”) with Dewitt H. Edwards. Mr. Edwards serves as Executive Vice President of the Company. The initial term of employment is two years from the effective date of the Agreement, subject to automatic renewals for successive two-year terms unless written notice is given by either party at least three months prior to the expiration of the initial or any renewal term.

Mr. Edwards will receive an annual base salary of $220,000, subject to annual increase upon review by the Company’s board of directors. Mr. Edwards is also entitled to certain other benefits, including the ability to participate in the Company’s employee incentive compensation program and any additional executive compensation plans adopted from time to time by the board of directors, any retirement or similar plans of the Company, the Company’s life, health, and dental insurance programs, and all other employee benefit plans and other incentive bonuses, stock options or other benefits as may from time to time be made available. Mr. Edwards is also entitled to four weeks of paid vacation during each year of his employment. In addition to the above, Mr. Edwards received an option to purchase 120,000 shares of common stock at an exercise price of $1.71 per share, which was the closing price on May 22, 2006, the date the option was granted. The option was granted under the Company’s 2004 Long-Term Incentive Plan. The option vests in annual increments over three years and has a term of six years.

The Company may terminate the Agreement upon the death or disability of Mr. Edwards, or for cause. Mr. Edwards may terminate the Agreement if the Company materially breaches the Agreement, there is a substantial and material reduction in the scope of his duties and responsibilities, he is permanently relocated outside of Harris County, Texas, or he is assigned duties and responsibilities that are materially inconsistent with his position. If the Agreement is terminated by either party for any reason other than cause, Mr. Edwards will be entitled to receive a lump sum equal to one year’s gross annual salary, any earned bonus at the time of termination, premiums for major medical insurance, and the full vesting of half of all his unvested options. Mr. Edwards is not entitled to compensation in the event that he is terminated by the Company for cause or if he terminates the Agreement for any other reason than those stated above.

Mr. Edwards has agreed that during the term of the Agreement and for one year following its termination, he will not induce or attempt to induce any employees of the Company to leave the Company. In addition, if the Company undergoes a “Change in Control” (as defined in the Agreement) and Mr. Edwards is terminated for any reason other than for cause, then all of his unvested options will immediately vest in full.

The summary of the Agreement set forth above is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Exhibits.

(d)	Exhibits. The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement, dated effective April 1, 2006, between Boots & Coots Services, Inc. and Dewitt H. Edwards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned thereunto duly authorized.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

Date: July 7, 2006	By:	/s/ Gabriel Aldape
Gabriel Aldape
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement, dated effective April 1, 2006, between Boots & Coots Services, Inc. and Dewitt H. Edwards.